Exhibit 99.1

IDI Completes Acquisition of Fluent

Accelerates IDI’s Strategy to Apply Next-Generation Data Fusion Technology to the Consumer Marketing Industry; Dr. Phillip Frost Assumes Role of Vice Chairman of IDI’s Board of Directors

BOCA RATON, Fla. – December 9, 2015 – IDI, Inc. (NYSE MKT: IDI), an information solutions provider, today announced that it has completed its acquisition of New York-based Fluent, Inc. The transaction was funded with $100 million in cash and 15,000,000 shares of IDI common stock.

A leader in people-based digital marketing and customer acquisition, Fluent has served over 500 leading brands and direct marketers, experiencing 100% YOY revenue growth from 2014-2015. The combined entity is expected to be cash flow positive from day one, with Fluent posting approximately $126 million in revenue and approximately $20 million in EBITDA over trailing twelve months through Q3 2015.

Derek Dubner, Co-CEO of IDI, stated, “The acquisition of Fluent is transformative, placing IDI in an enviable position of leveraging our advanced data analytics in support of multiple industries. While our team has built the leading organizations within the multi-billion dollar risk management space, our goal has been to apply our technology to consumer marketing, opening up our addressable market by orders of magnitude. Fluent’s business, management, and employees are now a vital piece of IDI’s growth and we believe this acquisition provides significant value for our shareholders.”

Ryan Schulke, CEO of Fluent, added, “While this acquisition serves as further confirmation of Fluent’s success in driving exceptional value and ROI within the digital marketing space, we believe joining the IDI family opens up an exciting new chapter for our business. We feel IDI’s data fusion and big data analytics will greatly accelerate growth, creating a truly differentiated company within the industry.”

IDI also announced the closing of its related debt financing with H.I.G. WhiteHorse and Dr. Phillip Frost’s $47 million investment in support of the cash component of the transaction. Additionally, Dr. Frost, current Chairman and CEO of OPKO Health (OPK), has joined IDI’s Board of Directors as Vice Chairman. Further, Ryan Schulke will join the IDI Board of Directors, as well as Donald H. Mathis, current CEO and Co-Founder of Kinetic Social, a social data and marketing technology company. Mr. Mathis will serve as an Independent Director of the Board and serve on the Audit Committee and the Compensation Committee.

Dr. Frost stated, “This acquisition is a major milestone for IDI and represents the Company’s, and my own, continued commitment to its growth strategy. We are pleased with our new relationship with H.I.G. WhiteHorse. In addition to their support in financing the acquisition, their team lends significant market expertise to further power IDI’s growth.”

About IDI, Inc. IDI, Inc. is an information solutions provider focused on the multi-billion dollar data fusion market. IDI delivers otherwise unattainable insight into the ever-expanding universe of consumer- and business-centric data. Through proprietary linking technology, advanced systems architecture, and a massive data repository, IDI addresses the rapidly growing need for actionable intelligence to support the risk management industry, for purposes including due diligence, risk assessment, fraud detection and prevention, authentication and verification, and more. Additionally, IDI’s cross-functional core systems and processes are designed to deliver products and solutions to the marketing industry and to enable the public and private sectors to layer our solutions over their unique data sets, providing otherwise unattainable insight.

RELATED LINKS: www.ididata.com

About Fluent, Inc. Fluent is an industry leader in people-based digital marketing and customer acquisition, serving over 500 leading consumer brands and direct marketers. The company’s proprietary audience data and robust ad-serving technology enables marketers to acquire their best customers, with precision, at a massive scale. Leveraging compelling content, 1st-party data, and real-time survey interaction with consumers, Fluent has helped marketers acquire millions of new customers since its inception.

RELATED LINKS: www.fluentco.com

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipate,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning. Such forward looking statements include statements about whether the Fluent acquisition will be transformational for IDI, whether the acquisition serves as further confirmation of Fluent’s success in driving exceptional value and whether the combined entity will accelerate growth, provide opportunities previously unavailable to each company separately and significantly increase value for IDI’s shareholders. Additional risks may include the ability to successfully integrate the businesses; risk that the transaction and its announcement could have an adverse effect on each company’s ability to retain customers and retain and hire key personnel; the risk that any potential synergies from the transaction may not be fully realized or may take longer to realize than expected, as well as other non-historical statements about our expectations, beliefs or intentions regarding our business, technologies and products, financial condition, strategies or prospects. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed above together with the additional factors under the heading “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q and other SEC filings. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Media and Investor Relations Contact:

IDI, Inc.

Aaron Solomon, Interim CFO

561-757-4000

Aaron.Solomon@ididata.com